EXHIBIT 3.1

CASTLIGHT HEALTH, INC.
RESTATED CERTIFICATE OF INCORPORATION
Castlight Health, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows.
1.    The name of this corporation is Castlight Health, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 31, 2008, under the name Maria Health, Inc.
2.    The Restated Certificate of Incorporation of this corporation attached hereto as Exhibit “1”, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by this corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of this corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, this corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: March 19, 2014	CASTLIGHT HEALTH, INC.

By	/s/ Giovanni Colella
Giovanni Colella Chief Executive Officer

EXHIBIT “1”

CASTLIGHT HEALTH, INC.

RESTATED CERTIFICATE OF INCORPORATION
ARTICLE I: NAME
The name of this corporation is Castlight Health, Inc. (the “Corporation”).
ARTICLE II: AGENT FOR SERVICE OF PROCESS
The address of the Corporation’s registered office in the State of Delaware is 2711 Centreville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III: PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“General Corporation Law”).
ARTICLE IV: AUTHORIZED STOCK
1.    Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is 1,010,000,000 shares, consisting of: 200,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), 800,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) and 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).
The number of authorized shares of Preferred Stock and/or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law; subject, however, to any additional votes of the holders of Class A Common Stock or Preferred Stock that may be required by the terms of this Certificate of Incorporation (including any Certificate of Designation filed pursuant to Article IV, Section 2 below).
2.    Designation of Preferred Stock.
2.1.    The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

2.2    Except as otherwise expressly provided in the last sentence of this paragraph, or in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, Section 2, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have voting powers, preferences and relative, participating, optional or other rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock. Notwithstanding the foregoing, without approval of holders of a majority of the shares of Class A Common Stock then outstanding, the Board of Directors is not authorized to fix voting powers for a series of Preferred Stock that provide that such shares of Preferred Stock vote together with the Common Stock or the Class A Common Stock on any matter or vote on (or have nominating rights with respect to) election of directors.
2.3    Except as otherwise required by law, holders of shares of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law, provided that such amendment does not provide that shares of the affected series of Preferred Stock vote together with the Common Stock or Class A Common Stock on any matter or vote on (or have nominating rights with respect to) election of directors.
3.    Rights of Class A Common Stock and Class B Common Stock.
3.1 Voting Rights.
(a) Except as otherwise provided herein or required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class on matters submitted to a vote of the holders of Common Stock.
(b) Each holder of shares of Class A Common Stock shall be entitled to (i) except as provided in the immediately following clause “(ii)”, one vote for each share of Class A Common Stock on any matter that is submitted to a vote of the holders of shares of Common Stock or the holders of shares of Class A Common Stock, and (ii) ten votes for each share of Class A Common Stock on any matter that is submitted to a vote of the holders of shares of Common Stock: (A) at any time, if the matter is adoption of an agreement of merger or consolidation; adoption of a resolution with respect to a sale, lease or exchange of all or substantially all of the Corporation’s property and assets; or dissolution or liquidation of the Corporation; or (B) if on the applicable meeting date, (1) any individual, entity or group (as such term is used in Regulation 13D under the Securities Exchange Act of 1934, as amended, or a successor regulation (a “13D Group”)) has beneficial ownership of 30% or more of the number of outstanding shares of Common Stock or (2) a public announcement has been made that any individual, entity or 13D Group intends to obtain beneficial ownership of 30% or more of the number of outstanding shares of Common Stock, and no subsequent public announcement has been made indicating that such individual entity or 13D Group no longer intends to obtain beneficial ownership of 30% or more of the number of outstanding shares of Common Stock. For purposes of this subsection (b), “public announcement” shall mean disclosure in a press release or in a document publicly filed with the U.S. Securities and Exchange Commission.
(c) Each holder of shares of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote of the holders of Common Stock, voting together as a single class, or the holders of shares of Class B Common Stock.
(d) The approval of holders of a majority of the shares of Class A Common Stock then outstanding shall be required for the following actions:
(i) the issuance of additional shares of Class A Common Stock, except (A) through a dividend paid in the form of Class A Common Stock, or pursuant to exercise of rights to acquire Class A Common Stock that were distributed through a dividend, to holders of shares of Class A Common Stock as contemplated by Article IV, Section 3.2, (B) through a subdivision of outstanding shares as contemplated by Article IV, Section 3.4 or (C) shares of Class A Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding immediately prior to the Effective Time (as defined below); or
(ii) any amendment, alteration, or repeal of any provision of this Certificate of Incorporation, either directly by amendment or by merger, consolidation or otherwise, other than (x) than any filing of a Certificate of Designation pursuant to Article IV, Section 2 that does not otherwise require approval of the holders of Class A Common Stock pursuant to the last sentence of Article IV, Section 2.2 or (y) an amendment of this Certificate of Incorporation for the sole purpose of increasing the authorized number of shares of Class B Common Stock (and making a commensurate increase in the total number of shares of authorized stock).
3.2. Dividends. Subject to the preferences applicable to any series of Preferred Stock outstanding at the time, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property, rights or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect any class of to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of Common Stock or rights to acquire Common Stock, the holders of shares of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of shares of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.
3.3. Liquidation. Subject to the preferences applicable to any series of Preferred Stock outstanding at the time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.
3.4. Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be simultaneously subdivided or combined in the same manner.
3.5. Equal Status. Except as expressly provided in this Article IV, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters, including as to receipt of consideration in a merger or consolidation.
3.6. Conversion.

(a) Definitions. As used in this Article IV, Section 3.6, the following terms shall have the following meanings:
(i) “Qualified Stockholder” shall mean (A) each registered holder of shares of Class A Common Stock that are outstanding as of the Effective Time, and (B) each initial registered holder of any shares of Class A Common Stock that are originally issued by the Corporation at or after Effective Time.
(ii)    “Effective Time” shall mean 10:00 a.m. Eastern Standard Time on March 19, 2014.
(iii)    “Family Members” shall mean with respect to any natural person, the spouse, parents, grandparents, lineal descendents, siblings and lineal descendents of siblings (in each case whether by blood relation or adoption) of such person, as well as any other category of persons that the Board of Directors determines in good faith by duly adopted resolutions have a relationship that is similar to the relationships expressly described in this paragraph and should be considered “Family Members” of a natural person for purposes of the provisions of the Article IV, Section 3.6.
(iv)    “Permitted Transferee” shall mean, with respect to a Qualified Stockholder:
(A)    any trust or other legal entity with respect to which the Qualified Stockholder and/or one or more Permitted Transferees of such Qualified Stockholder has Voting Control over the shares of Class A Common Stock in such trust or legal entity;
(B)    any Family Member of such Qualified Stockholder, or any trust for the benefit of such Qualified Stockholder and/or Family Members of such Qualified Stockholder;
(C)    any person directly or indirectly controlling, controlled by or under common control with the Qualified Stockholder;
(D)    if the Qualified Stockholder is a partnership, any general partner of such Qualified Stockholder who at the time of the Transfer is a director of the Corporation; or
(E)    if the Qualified Stockholder is a trust or custodial account, the grantor or grantors who transferred shares of the Corporation’s capital stock to such trust or account (each, a “Grantor”), any Family Member of a Grantor or any other trust or custodial account for the benefit of a Grantor and/or any Family Members of a Grantor.
(v)    “Transfer” of a share of Class A Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial ownership interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including without limitation, a transfer of a share of Class A Common Stock into the name of a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class A Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV, Section 3.6:

(A)     granting of or maintaining a proxy to one or more officers or directors of the Corporation at the request, or with the consent, of the Board of Directors of the Corporation;
(B)    entering into or maintaining a voting trust, voting agreement or voting arrangement (with or without granting a proxy) solely with one or more other Class A Stockholders or Permitted Transferees; or
(C)    pledging, or maintaining a pledge of, shares of Class A Common Stock pursuant to bona fide indebtedness so long as a Qualified Stockholder or a Permitted Transferee retains sole Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class A Common Stock or other similar action by a pledgee that is not a Qualified Stockholder or a Permitted Transferee shall constitute a “Transfer.”
A “Transfer” shall also be deemed to have occurred with respect to shares of Class A Common Stock beneficially owned by (x) a trust or other legal entity that is a Permitted Transferee of a Qualified Stockholder, if there occurs any act or circumstance that causes such trust or other legal entity to no longer meet the definition of a Permitted Transferee, or (y) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effective Time, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
(vi) “Voting Control” with respect to a share of Class A Common Stock shall mean the power to vote or direct the voting of such share of Class A Common Stock by proxy, voting agreement, or otherwise.
(b) Optional Conversion. Each share of Class A Common Stock shall be convertible into one fully paid and nonassessable share of Class B Common Stock at the option of the holder thereof at any time upon written notice to the Corporation or its transfer agent.
(c) Automatic Conversion.
(i) Each share of Class A Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class B Common Stock upon a Transfer of such share, other than a Transfer by a Qualified Stockholder to a Permitted Transferee of such Qualified Stockholder or by a Permitted Transferee of a Qualified Stockholder to any other Permitted Transferee of that Qualified Stockholder. Such conversion shall be deemed to occur at the time the Transfer of such shares occurs, without the need for any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.
(ii) Each share of Class A Common Stock held of record by a Qualified Stockholder who is a natural person, or by a Permitted Transferee who is a natural person, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class B Common Stock upon the death of such Qualified Stockholder or Permitted Transferee, as the case may be, unless, upon the death of such Qualified Stockholder or Permitted Transferee, such Class A Common Stock is Transferred to a Permitted Transferee of the applicable Qualified Stockholder, in which event no such automatic conversion shall occur.

(iii) Each share of Class A Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class B Common Stock upon the earliest of:
(A) the first date on which the number of shares of Class A Common Stock then outstanding is less than 15,340,384 shares (as adjusted for any stock dividends, combinations, reclassifications, recapitalizations, stock splits, reverse stock splits and the like);
(B) the ten (10) year anniversary of the Effective Time; or
(C) a time and date approved in writing by the holders of at least a majority of then-outstanding shares of Class A Common Stock.
(d) The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation, relating to the conversion of the Class A Common Stock into Class B Common Stock, as it may deem necessary or advisable in connection therewith. If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class A Common Stock into Class B Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class A Common Stock to Class B Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class A Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class B Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.
(e) Upon any conversion of Class A Common Stock to Class B Common Stock, all rights of the holder of shares of Class A Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class B Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class B Common Stock. Shares of Class A Common Stock that are converted into shares of Class B Common Stock as provided herein shall be retired and may not be reissued.
3.7. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock into shares of Class B Common Stock.
ARTICLE V: AMENDMENT OF BYLAWS
The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws; provided, further, that if two-thirds of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.
ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS
1.    Director Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
2.    Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.
3.    Classified Board. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board of Directors may assign members of the Board of Directors already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Class B Common Stock to the public (the “Initial Public Offering”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the closing of the Initial Public Offering, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.
4.    Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Corporation’s bylaws or in accordance with applicable law. Subject to the rights of the holders of any series of Preferred Stock to remove directors elected by such holders, no director may be removed except for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors voting together as a single class.
In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes who terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution of the Board of Directors. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
5.    Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise required by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned or elected expires, with each director to hold office until such director’s successor shall have been duly elected and qualified.
6.    Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE VII: MATTERS RELATING TO STOCKHOLDERS
1.No Action by Written Consent of Stockholders. Subject to the rights of the holders of any series of Preferred Stock, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders by written consent.
2.Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the President, or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board.
3.Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.
ARTICLE VIII: DIRECTOR LIABILITY
1.Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

2.    Change in Rights. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
ARTICLE IX: CHOICE OF FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation (or , its directors, officers, employees or agents) arising pursuant to any provision of the General Corporation Law, the Corporation’s Certificate of Incorporation or the Bylaws of the Corporation; (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or Bylaws or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine; except as to each of (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (where such indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is subject to the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X: AMENDMENT OF CERTIFICATE OF INCORPORATION
The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal any provision of this Certificate of Incorporation; provided, further, that if two-thirds of the Whole Board has approved such amendment or repeal of any provisions of this Certificate of Incorporation, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal any provision of this Certificate of Incorporation.
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